UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

December 13, 2007

INVESTORS REAL ESTATE TRUST
(Exact name of registrant as specified in its charter)

North Dakota	0-14851	45-0311232
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12 Main Street South Minot, ND 58701
(Address of principal executive offices, including zip code)

(701) 837-4738
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□    Written communications pursuant to Rule 425 under the Securities Act

□    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

□    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

□    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

_________________________________________________________________________________________

ITEM 8.01.    Other Events

The following information updates previous disclosures with respect to tax considerations relating to Investors Real Estate Trust:

Federal Income Tax Considerations

The following discussion summarizes the material federal income tax consequences relating to our taxation as a REIT and to the purchase, ownership and disposition of our common shares. Pringle & Herigstad, P.C. has acted as our special tax counsel, has reviewed this summary and is of the opinion that it accurately describes the federal income tax consequences that are likely to be material to a holder of our common shares. However, because this is only a summary, it may not contain all of the information that may be important in your specific circumstances. As you review this discussion, you should keep in mind that:

  the tax consequences to you may vary depending upon your particular tax situation;
  special rules that we do not discuss below may apply if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company or otherwise subject to special tax treatment under the Internal Revenue Code;
  this summary generally does not address state, local or non-U.S. tax considerations;
  this summary deals only with shareholders that hold our common shares as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code; and
  we do not intend this discussion to be, and you should not construe it as, tax advice.

You should review the following discussion and consult with your own tax advisor to determine the effect of the acquisition, ownership and disposition of our common shares on your individual tax situation, including any state, local or non-U.S. tax consequences.

We base the information in this discussion on the current Internal Revenue Code, current final, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”), including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. It is possible that the IRS could challenge the statements in this discussion, which do not bind the IRS or the courts, and that a court could agree with the IRS.

Taxation of Investors Real Estate Trust as a REIT

We elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended April 30, 1971. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to be organized and to operate in such a manner. However, we cannot assure you that we have operated or will operate in a manner so as to qualify or remain qualified as a REIT. Qualification as a REIT depends on our continuing to satisfy numerous asset, income, stock ownership and distribution tests described below, the satisfaction of which depends, in part, on our operating results. The sections of the Internal Revenue Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its shareholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions and the related rules and regulations.

Federal Income Taxation of Investors Real Estate Trust

In the opinion of Pringle & Herigstad, P.C., we qualified to be taxed as a REIT for our taxable years ended April 30, 2000 through April 30, 2007, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending April 30, 2008 and in the future. Investors should be aware that Pringle & Herigstad’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the future conduct of our business, and is not binding upon the Internal Revenue Service or any court. In addition, Pringle & Herigstad’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change, possibly on a retroactive basis. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. While Pringle & Herigstad has reviewed those matters in connection with the foregoing opinion, Pringle & Herigstad will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see ”– Failure to Qualify.”

If we have qualified and continue to qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on that portion of our ordinary income or capital gain that is timely distributed to shareholders. The REIT provisions of the Internal Revenue Code generally allow a REIT to deduct distributions paid to its shareholders, substantially eliminating the federal “double taxation” on earnings (that is, taxation at the corporate level when earned, and again at the shareholder level when distributed) that usually results from investments in a corporation. Nevertheless, we will be subject to federal income tax as follows:

First, we will be taxed at regular corporate rates on our undistributed “REIT taxable income,” including undistributed net capital gains.

Second, under some circumstances, we may be subject to the “alternative minimum tax” as a consequence of our items of tax preference.

Third, if we have net income from the sale or other disposition of “foreclosure property” that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

Fourth, if we have net income from “prohibited transactions” (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax.

Fifth, if we should fail to satisfy either the 75% gross income test or the 95% gross income test (discussed below) but have nonetheless maintained our qualification as a REIT because we have met other requirements, we will be subject to a 100% tax on the greater of the amount by which the 75% gross income test was not satisfied or the amount by which the 95% gross income test was not satisfied, in each case multiplied by a fraction intended to reflect our profitability. The 100% tax is imposed on (1) the gross income attributable to the greater of (a) the amount by which we fail the 75% test or (b) the amount by which 90% (or 95% commencing with taxable years beginning on or after January 1, 2005) of our gross income exceeds the amount of income qualifying for the 95% income test, multiplied by (2) a fraction intended to reflect our profitability.

Sixth, if we fail to satisfy any of the asset tests (described below) (other than a de minimis failure of the 5% asset test or the 10% vote or value test) or any of the REIT qualification requirements other than the gross income and asset tests and such failure is due to reasonable cause and not willful neglect, we may avoid disqualification as a REIT by, among other things, paying a penalty of $50,000 or more in certain cases.

Seventh, if we fail to distribute during each year at least the sum of

  85% of our REIT ordinary income for such year,
  95% of our capital gain net income for such year, and
  any undistributed taxable income from prior periods,

then we will be subject to a 4% excise tax on the excess of this required distribution amount over the amounts actually distributed.

Eighth, if we should acquire any asset from a “C” corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and no election is made for the transaction to be currently taxable, and we subsequently recognize gain on the disposition of such asset during the 10-year period beginning on the date on which we acquired the asset, we generally will be subject to tax at the highest regular corporate rate on the lesser of the amount of gain that we recognize at the time of the sale or disposition and the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset, the “Built-in Gains Tax.”

Ninth, if we own taxable REIT subsidiaries, we will be subject to a 100% excise tax on transactions with them that are not conducted on an arm’s-length basis. Currently we do not own any direct or indirect interests in taxable REIT subsidiaries.

Tenth, we may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

Requirements for Qualification

To qualify as a REIT, we must elect to be treated as a REIT and must meet the requirements, discussed below, relating to our organization, sources of income, nature of assets and distributions.

The Internal Revenue Code defines a REIT as a corporation, trust or association:

  that is managed by one or more trustees or directors;
  the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
  that would be taxable as a domestic corporation but for application of the REIT rules;
  that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

  that has at least 100 persons as beneficial owners;
  during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities);
  that files an election or continues such election to be taxed as a REIT on its return for each taxable year;
  that (unless the entity qualified as a REIT for any taxable year beginning on or before October 4, 1976, which is the case with us) uses the calendar year as its taxable year and complies with the recordkeeping requirements of the federal income tax laws; and
  that satisfies the income tests, the asset tests, and the distribution tests, described below.

The Internal Revenue Code provides that REITs must satisfy all of the first four preceding requirements during the entire taxable year. REITs must satisfy the fifth requirement during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of the sixth requirement, the beneficiaries of a pension or profit-sharing trust described in Section 401(a) of the Internal Revenue Code, and not the pension or profit-sharing trust itself, are treated as REIT shareholders. We will be treated as having met the sixth requirement if we comply with certain Treasury Regulations for ascertaining the ownership of our common shares for such year and if we did not know (or after the exercise of reasonable diligence would not have known) that the sixth condition was not satisfied for such year. Our declaration of trust currently includes restrictions regarding transfer of our common shares that, among other things, assist us in continuing to satisfy the fifth and sixth of these requirements.

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself for purposes of applying the requirements herein. Our qualified REIT subsidiaries will not be subject to federal corporate income taxation, although they may be subject to state and local taxation in some states.

A REIT that is a partner in a partnership is deemed to own its proportionate share of the assets of the partnership and to earn its proportionate share of the partnership’s income, in both cases being based on its relative capital interest in the partnership. The character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests. Thus, our proportionate share of the assets, liabilities and items of income of IRET Properties, our operating partnership (including our operating partnership’s share of the assets, liabilities and items of income with respect to any partnership in which it holds an interest) is treated as our assets, liabilities and items of income for purposes of applying the requirements described herein.

A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. Although we previously owned an interest in a taxable REIT subsidiary, currently we do not own any direct or indirect interests in taxable REIT subsidiaries. However, it is possible that in the future we may engage in activities indirectly through one or more taxable REIT subsidiaries to obtain the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly.

Income Tests.  In order to maintain qualification as a REIT, we must satisfy two gross income requirements. First, we must derive, directly or indirectly, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year from investments relating to real property or mortgages on real property, including “rents from real property,” gains on disposition of real estate, dividends paid by another REIT and interest on obligations secured by real property or on interests in real property, or from certain types of temporary investments. Second, we must derive at least

95% of our gross income (excluding gross income from prohibited transactions) for each taxable year from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or securities. For taxable years beginning on or after January 1, 2005, any income from a hedging transaction that is clearly and timely identified and hedges indebtedness incurred or to be incurred to acquire or carry real estate assets will not constitute gross income, rather than being treated as qualifying or nonqualifying income, for purposes of the 95% gross income test.

Rents that we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person but can be based on a fixed percentage of gross receipts or gross sales. Second, “rents from real property” generally excludes any amount received directly or indirectly from any tenant if we, or an owner of 10% of more of our outstanding shares, directly or constructively, own 10% or more of such tenant taking into consideration the applicable attribution rules, which we refer to as a “related party tenant.” Third, “rents from real property” excludes rent attributable to personal property except where such personal property is leased in connection with a lease of real property and the rent attributable to such personal property is less than or equal to 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year. Finally, amounts that are attributable to services furnished or rendered in connection with the rental of real property, whether or not separately stated, will not constitute “rents from real property” unless such services are customarily provided in the geographic area. Customary services that are not considered to be provided to a particular tenant (e.g., furnishing heat and light, the cleaning of public entrances, and the collection of trash) can be provided directly by us. Where, on the other hand, such services are provided primarily for the convenience of the tenants or are provided to such tenants, such services must be provided by an independent contractor from whom we do not receive any income or a taxable REIT subsidiary. Non-customary services that are not performed by an independent contractor or taxable REIT subsidiary in accordance with the applicable requirements will result in impermissible tenant service income to us to the extent of the income earned (or deemed earned) with respect to such services. If the impermissible tenant service income exceeds 1% of our total income from a property, all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant services does not exceed 1% of our total income from the property, the services will not cause the rent paid by tenants of the property to fail to qualify as rents from real property, but the impermissible tenant services income will not qualify as “rents from real property.”

We do not currently charge and do not anticipate charging rent that is based in whole or in part on the income or profits of any person (unless based on a fixed percentage or percentages of receipts or sales, as is permitted). We also do not anticipate either deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents or receiving rent from related party tenants.

The operating partnership does provide some services with respect to our properties. We believe that the services with respect to our properties that are and will be provided directly are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to particular tenants and, therefore, that the provision of such services will not cause rents received with respect to the properties to fail to qualify as rents from real property. Services with respect to the properties that we believe may not be provided by us or the operating partnership directly without jeopardizing the qualification of rent as “rents from real property” are and will be performed by independent contractors or taxable REIT subsidiaries.

We may, directly or indirectly, receive fees for property management and brokerage and leasing services provided with respect to some properties not owned entirely by the operating partnership. These fees, to the extent paid with respect to the portion of these properties not owned, directly or indirectly, by us, will not qualify under the 75% gross income test or the 95% gross income test. The operating partnership also may receive other types of income with respect to the properties it owns that will not qualify for either of these tests. We believe, however, that the aggregate amount of these fees and other non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under either the 75% gross income test or the 95% gross income test.

Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a lessee’s proportionate share of a property’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property.” To the extent they do not, they should be treated as interest that qualifies for the 95% gross income test.

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property that is acquired by a REIT as the result of such REIT having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on a lease of the property or on indebtedness secured by the property (any such proceeding or agreement referred to as a “Repossession Action”). Property acquired by a Repossession Action will not be considered “foreclosure property” if (a) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (b) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered “foreclosure property” unless the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

  on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

  on which any construction takes place on the property, other than completion of a building or, any other improvement, where more than 10% of the construction was completed before default became imminent; or
  which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

From time to time, we may enter into hedging transactions with respect to our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. For taxable years beginning prior to January 1, 2005, any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incurred to acquire or carry “real estate assets” was qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent we hedged with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions should have been treated for the gross income tests. For taxable years beginning on or after January 1, 2005, taxable year, income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test, but not the 75% gross income test. For those taxable years, a “hedging transaction” means any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the profit or net cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

If we fail to satisfy the 75% gross income test or the 95% gross income test for any taxable year, we may nevertheless qualify as a REIT for that year if we are eligible for relief under the Internal Revenue Code. For taxable years beginning prior to January 1, 2005, the relief provisions generally will be available if:

  our failure to meet these tests was due to reasonable cause and not due to willful neglect;
  we file a disclosure schedule with the IRS after we determine that we have not satisfied one of the gross income tests; and
  any incorrect information on the schedule is not due to fraud with intent to evade tax.

Commencing with taxable years beginning on or after January 1, 2005, those relief provisions will be available if:

  our failure to meet these tests is due to reasonable cause and not to willful neglect; and
  we file a disclosure schedule with the IRS after we determine that we have not satisfied one of the gross income tests in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot state whether in all circumstances we would be entitled to the benefit of this relief provision. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally earn exceeds the limits on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. Even if this relief provision applies, the Internal Revenue Code imposes a 100% tax with respect to a portion of the non-qualifying income, as described above.

Asset Tests.  At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets:

  At least 75% of the value of our total assets must be represented by real estate assets (including interests in real property, interests in mortgages on real property, and stock in other REITs), cash and cash items (including receivables), government securities and investments in stock or debt instruments during the one year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year-term.
  No more than 25% of the value of our total assets may be represented by securities other than those in the 75% asset class.
  Except for equity investments in REITs, qualified REIT subsidiaries or taxable REIT subsidiaries or other securities that qualify as “real estate assets” for purposes of the 75% asset test:
    the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets;
    we may not own more than 10% of any one issuer’s outstanding voting securities; and
    we may not own more than 10% of the value of the outstanding securities of any one issuer.
  No more than 20% of our total assets may be represented by securities of one of more taxable REIT subsidiaries.

Certain types of securities are disregarded as securities for purposes of the 10% value limitation discussed above, including (i) straight debt securities (including straight debt that provides for certain contingent payments); (ii) any loan to an individual or an estate; (iii) any rental agreement described in Section 467 of the Internal Revenue Code, other than with a “related person”; (iv) any obligation to pay rents from real property; (v) certain securities issued by a State or any political subdivision thereof, the District of Columbia, a foreign government, or any political subdivision thereof, or the Commonwealth of Puerto Rico; (vi) any security issued by a REIT; and (vii) any other arrangement that, as determined by the Secretary of the Treasury, is excepted from the definition of a security. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a “security” for purposes of applying the 10% value test to securities issued by the partnership; (b) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income (excluding income from prohibited transactions) is derived from sources that would qualify for the 75% REIT gross income test, and (c) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. For taxable years beginning after October 22, 2004, special look-through rules apply for determining a REIT’s share of securities held by a partnership in which the REIT holds an interest.

We believe that substantially all of our assets consist of (1) real properties, (2) stock or debt investments that earn qualified temporary investment income, (3) other qualified real estate assets, and (4) cash, cash items and government securities. We monitor the status of our assets for purposes of the various asset tests, and manage our portfolio in order to comply with such tests.

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as necessary to cure any noncompliance.

Commencing with taxable years beginning on or after January 1, 2005, after the 30-day cure period, a REIT may avoid disqualification as a REIT by disposing of sufficient assets to cure a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter or $10,000,000, provided that the disposition occurs within six months following the last day of the quarter in which the REIT first identified the assets causing the violation. For violations of any of the REIT asset tests due to reasonable cause that are larger than this amount, a REIT may avoid disqualification as a REIT after the 30-day cure period, if such failure was due to reasonable cause and not due to willful neglect, by taking certain steps, including the disposition of sufficient assets within the six month period described above to meet the applicable asset test, paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and filing a schedule with the IRS that describes the non-qualifying assets.

Annual Distribution Requirements

To qualify for taxation as a REIT, the Internal Revenue Code requires that we make distributions (other than capital gain distributions) to our shareholders in an amount at least equal to (a) the sum of: (1) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain or loss), and (2) 90% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income.

We must pay distributions in the taxable year to which they relate. Dividends paid in the subsequent calendar year, however, will be treated as if paid in the prior calendar year for purposes of the prior year’s distribution requirement if the dividends satisfy one of the following two sets of criteria:

  We declare the dividends in October, November or December, the dividends are payable to shareholders of record on a specified date in such a month, and we actually pay the dividends during January of the subsequent year; or
  We declare the dividends before we timely file our federal income tax return for such year, we pay the dividends in the 12-month period following the close of the prior year and not later than the first regular dividend payment after the declaration, and we elect on our federal income tax return for the prior year to have a specified amount of the subsequent dividend treated as if paid in the prior year.

Even if we satisfy the foregoing distribution requirements, we will be subject to tax thereon to the extent that we do not distribute all of our net capital gain or “REIT taxable income” as adjusted. Furthermore, if we fail to distribute at least the sum of 85% of our ordinary income for that year; 95% of our capital gain net income for that year; and any undistributed taxable income from prior periods, we would be subject to a 4% non-deductible excise tax on the excess of the required distribution over the amounts actually distributed.

In addition, if during the 10-year recognition period, we dispose of any asset subject to the built-in gain rules described above, we must, pursuant to guidance issued by the IRS, distribute at least 90% of the built-in gain (after tax), if any, recognized on the disposition of the asset.

We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax we paid. For purposes of the 4% excise tax described, any such retained amounts would be treated as having been distributed.

We intend to make timely distributions sufficient to satisfy the annual distribution requirements. We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation. In this event, we may find it necessary to arrange for borrowings or, if possible, pay taxable dividends in order to meet the distribution requirement or avoid such income or excise taxation.

In the event that we are subject to an adjustment to our REIT taxable income (as defined in Section 860(d)(2) of the Internal Revenue Code) resulting from an adverse determination by either a final court decision, a closing agreement between us and the IRS under Section 7121 of the Internal Revenue Code, or an agreement as to tax liability between us and an IRS district director, or, an amendment or supplement to our federal income tax return for the applicable tax year, we may be able to rectify any resulting failure to meet the 90% annual distribution requirement by paying “deficiency dividends” to shareholders that relate to the adjusted year but that are paid in a subsequent year. To qualify as a deficiency dividend, we must make the distribution within 90 days of the adverse determination and we also must satisfy other procedural requirements. If we satisfy the statutory requirements of Section 860 of the Internal Revenue Code, a deduction is allowed for any deficiency dividend we subsequently paid to offset an increase in our REIT taxable income resulting from the adverse determination. We, however, must pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares. We have complied and intend to continue to comply with these requirements.

Failure To Qualify

Commencing with taxable years beginning on or after January 1, 2005, a violation of a REIT qualification requirement other than the gross income tests or the asset tests will not disqualify us if the violation is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each such violation. If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify as a REIT will not be deductible by us nor will they be required to be made. In that event, to the extent of our positive current and accumulated earnings and profits, distributions to shareholders will be dividends, generally taxable to non-corporate shareholders at long-term capital gains tax rates (as described below) and, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our REIT qualification. We cannot state whether in all circumstances we would be entitled to such statutory relief. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally earn exceeds the limit on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause.

Taxation of U.S. Shareholders

As used in this prospectus, the term “U.S. Shareholder” means a holder of our common shares that, for federal income tax purposes:

  is a citizen or resident of the United States;
  is a corporation or partnership (including an entity treated as a corporation or partnership for federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;
  is an estate, the income of which is subject to federal income taxation regardless of its source;
  is a trust and a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust; or
  is an eligible trust that elects to be taxed as a U.S. person under applicable Treasury Regulations.

For any taxable year for which we qualify for taxation as a REIT, amounts distributed to taxable U.S. Shareholders will be taxed as discussed below.

Distributions Generally.  Distributions to U.S. Shareholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of our positive current and accumulated earnings and profits and, to that extent, will constitute ordinary income to U.S. Shareholders. These distributions are not eligible for the dividends received deduction generally available to corporations. Certain “qualified dividend income” received by U.S. Shareholders in taxable years 2003 through 2010 is subject to tax at the same tax rates as long-term capital gain (generally, a maximum rate of 15% for such taxable years). Dividends received from REITs, however, generally are not eligible for these reduced rates and, therefore, will continue to be subject to tax at higher ordinary income rates (generally, a maximum rate of 35% for taxable years 2003-2010), subject to two narrow exceptions. Under the first exception, dividends received from a REIT may be treated as “qualified dividend income” eligible for the reduced tax rates to the extent that the REIT itself has received qualified dividend income from other corporations (such as taxable REIT subsidiaries). Under the second exception, dividends paid by a REIT in a taxable year may be treated as qualified dividend income in an amount equal to the sum of (i) the excess of the REIT’s “REIT taxable income” for the preceding taxable year over the corporate-level federal income tax payable by the REIT for such preceding taxable year and (ii) the excess of the REIT’s income that was subject to the Built-in Gains Tax in the preceding taxable year over the tax payable by the REIT on such income for such preceding taxable year. We do not anticipate that a material portion of our distributions will be treated as qualified dividend income.

To the extent that we make a distribution in excess of our positive current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Shareholder’s common shares, and then the distribution in excess of such basis will be taxable to the U.S. Shareholder as gain realized from the sale of its common shares. Dividends we declared in October, November or December of any year payable to a U.S. Shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholders on December 31 of that year, provided that we actually pay the dividends during January of the following calendar year.

Capital Gain Distributions.  Distributions to U.S. Shareholders that we properly designate as capital gain dividends will be treated as long-term capital gains (to the extent they do not exceed our actual net capital gain) for the taxable year without regard to the period for which the U.S. Shareholder has held his or her common shares. However, corporate U.S. shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends received deduction for corporations.

We may elect to retain and pay income tax on net long-term capital gain that we received during the tax year. In this instance, U.S. Shareholders will include in their income their proportionate share of our undistributed long-term capital gains. U.S. Shareholders will also be deemed to have paid their proportionate share of the tax we paid, which would be credited against such shareholders’ U.S. income tax liability (and refunded to the extent it exceeds such liability). In addition, the basis of the U.S. Shareholders’ shares will be increased by the excess of the amount of capital gain included in our income over the amount of tax it is deemed to have paid.

Any capital gain with respect to capital assets held for more than one year that is recognized or otherwise properly taken into account before January 1, 2011, generally will be taxed to a non-corporate taxpayer at a maximum rate of 15%. In the case of capital gain attributable to the sale of real property held for more than one year, such gain will be taxed at a maximum rate of 25% to the extent of the amount of depreciation deductions previously claimed with respect to such property. With respect to distributions we designated as capital gain dividends (including any deemed distributions of retained capital gains), subject to certain limits, we may designate, and will notify our shareholders, whether the dividend is taxable to non-corporate shareholders at regular long-term capital gains rates (currently at a minimum rate of 15%) or at the 25% rate applicable to unrecaptured depreciation.

Passive Activity Loss and Investment Interest Limitations.  Distributions from us and gain from the disposition of our common shares will not be treated as passive activity income and, therefore, U.S. Shareholders will not be able to apply any “passive activity losses” against such income. Dividends from us (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitations. Net capital gain from the disposition of our common shares or capital gain dividends generally will be excluded from investment income unless the U.S. Shareholder elects to have the gain taxed at ordinary income rates. Shareholders are not allowed to include on their own federal income tax returns any tax losses that we incur. Instead, these losses are generally carried over by us for potential affect against future income.

Dispositions of Shares.  In general, U.S. Shareholders who are not dealers in securities, will realize capital gain or loss on the disposition of our common shares equal to the difference between the amount of cash and the fair market value of any property received on the disposition and that shareholder’s adjusted basis in the common shares. The applicable tax rate will depend on the U.S. Shareholder’s holding period in the asset (generally, if the U.S. Shareholder has held the asset for more than one year, it will produce long-term capital gain) and the shareholder’s tax bracket (the maximum rate for non-corporate U.S. Shareholders currently being 15%). The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate shareholders) to a portion of capital gain realized by a non-corporate shareholder on the sale of our common shares that would correspond to our “unrecaptured Section 1250 gain.” Shareholders should consult with their own tax advisors with respect to their capital gain tax liability. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of common shares that the U.S. shareholder has held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. Shareholder from us that were required to be treated as long-term capital gains.

Treatment of Tax-Exempt Shareholders.  Distributions from us to a tax-exempt employee pension trust or other domestic tax-exempt shareholder generally will not constitute “unrelated business taxable income” (“UBTI”), unless the shareholder has borrowed to acquire or carry its common shares or has used the shares in an unrelated trade or business.

However, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt shareholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Qualified trusts that hold more than 10% (by value) of the shares of “pension-held REITs” may be required to treat a certain percentage of such a REIT’s distributions as UBTI. A REIT is a “pension-held REIT” only if the REIT would not qualify as a REIT for federal income tax purposes but for the application of a “look-through” exception to the five or fewer requirement applicable to shares held by qualified trusts and the REIT is “predominantly held” by qualified trusts. A REIT is predominantly held if either (1) at least one qualified trust holds more than 25% by value of the REIT interests or (2) qualified trusts, each owning more than 10% by value of the REIT interests, holds in the aggregate more than 50% of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. In the event that this ratio is less than 5% for any year, then the qualified trust will not be treated as having received UBTI as a result of the REIT dividend. For these purposes, a qualified trust is any trust described in Section 401(a) of the Internal Revenue Code and exempt from tax under Section 501(a) of the Internal Revenue Code.

Special Tax Considerations For Non-U.S. Shareholders

A “non-U.S. Shareholder” is a shareholder that is not a U.S. Shareholder. In general, non-U.S. Shareholders will be subject to federal income tax at graduated rates with respect to their investment in us if the income from the investment is “effectively connected” with the non-U.S. Shareholder’s conduct of a trade or business in the United States in the same manner that U.S. shareholders are taxed. A corporate non-U.S. Shareholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax under Section 884 of the Internal Revenue Code, which is imposed in addition to regular federal income tax at the rate of 30%, subject to reduction under a tax treaty, if applicable. Effectively connected income that meets various certification requirements will generally be exempt from withholding. The following discussion will apply to non-U.S. Shareholders whose income from their investments in us is not so effectively connected (except to the extent that the “FIRPTA” rules discussed below treat such income as effectively connected income).

Distributions by us that are not attributable to gain from the sale or exchange by us of a “United States real property interest” and that we do not designate as a capital gain distribution will be treated as an ordinary income dividend to the extent that we pay the distribution out of our current or accumulated earnings and profits. Generally, any ordinary income dividend will be subject to a federal income tax, required to be withheld by us, equal to 30% of the gross amount of the dividend, unless an applicable tax treaty reduces this tax. Such a distribution in excess of our earnings and profits will be treated first as a return of capital that will reduce a non-U.S. Shareholder’s basis in its common shares (but not below zero) and then as gain from the disposition of such common shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of common shares. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. Shareholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Distributions by us with respect to our common shares that are attributable to gain from the sale or exchange of a “United States real property interest” under the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA” will be treated as ordinary dividends (taxed as described above) to a non-U.S. Shareholder as long as our common shares are “regularly traded” on an established securities market in the United States if the non-U.S. Shareholder did not own more than 5% of such class of stock at any time during the one-year period preceding the distribution. The term “United States real property interest” includes an interest in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Capital gain dividends distributed to a non-U.S. Shareholder that held more than 5% of our common shares in the year preceding the distribution, or to all non-U.S. Shareholders in the event that our common shares cease to be regularly traded on an established securities market, will be taxed under FIRPTA. Moreover, if a non-U.S. Shareholder disposes of our common shares during the 30 day period preceding a dividend payment, and such non-U.S. Shareholder (or a person related to such non-U.S. Shareholder) acquires or enters into a contract or option to acquire our common shares within 61 days of the 1st day of the 30 day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a United States real property interest capital gain to such non-U.S. Shareholder, then such non-U.S. Shareholder shall be treated as having United States real property interest capital gain in an amount that, but for the disposition, would have been treated as United States real property interest capital gain. Such distributions are taxed to a non-U.S shareholder as if the distributions were gains “effectively connected” with a U.S. trade or business. Accordingly, a non-U.S. Shareholder will be required to report such gains on U.S. federal income tax returns and will be taxed at the normal capital gain rates applicable to a U.S. Shareholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Such distributions also may be subject to a 30% branch profits tax when made to a foreign corporation that is not entitled to an exemption or reduced branch profits tax rate under a tax treaty. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. Shareholder may receive a credit against our tax liability for the amount we withhold.

Although the law is not clear on this matter, it appears that amounts designated by us as undistributed capital gains in respect of our common shares generally should be treated with respect to non-U.S. Shareholders in the same manner as actual distributions by us of capital gain dividends.

Although tax treaties may reduce our withholding obligations, we generally will be required to withhold from distributions to non-U.S. Shareholders, and remit to the IRS, 30% of ordinary dividends paid out of earnings and profits. Special withholding rules apply to capital gain dividends that are not recharacterized as ordinary dividends. In addition, we may be required to withhold 10% of distributions in excess of our current and accumulated earnings and profits. If the amount of tax withheld by us with respect to a distribution to a non-U.S. Shareholder exceeds the shareholder’s U.S. tax liability, the non-U.S. Shareholder may file for a refund of such excess from the IRS.

We expect to withhold federal income tax at the rate of 30% on all distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. Shareholder unless:

  a lower treaty rate applies and the non-U.S. Shareholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate;
  the non-U.S. Shareholder files with us an IRS Form W-8ECI claiming that the distribution is income effectively connected with the non-U.S. Shareholder’s trade or business so that no withholding tax is required; or
  the distributions are treated for FIRPTA withholding tax purposes as attributable to a sale of a United States real property interest, in which case tax will be withheld at a 35% rate.

Unless our common shares constitute a “U.S. real property interest” within the meaning of FIRPTA, a sale of our common shares by a non-U.S. Shareholder generally will not be subject to federal income taxation. Our common shares will not constitute a United States real property interest if we are a “domestically controlled qualified investment entity.” A REIT is a domestically controlled qualified investment entity if at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. Shareholders. We believe that we are a domestically controlled qualified investment entity and, therefore, that the sale of our common shares will not be subject to taxation under FIRPTA. However, because our common shares are publicly traded, we cannot assure you that we are or will be a domestically controlled qualified investment entity. If we were not a domestically controlled qualified investment entity, a non-U.S. Shareholder’s sale of our common shares would be a taxable sale of a United States real property interest unless the common shares were “regularly traded” on an established securities market (such as NASDAQ) and the selling shareholder owned no more than 5% of our common shares throughout the applicable testing period. If the gain on the sale of common shares were subject to taxation under FIRPTA, the non-U.S. Shareholder would be subject to the same treatment as a U.S. Shareholder with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). However, even if our common shares are not a United States real property interest, a nonresident alien individual’s gains from the sale of shares will be taxable if the nonresident alien individual is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on his or her U.S. source capital gains.

A purchaser of our common shares from a non-U.S. Shareholder will not be required to withhold under FIRPTA on the purchase price if the purchased common shares are “regularly traded” on an established securities market or if we are a domestically controlled qualified investment entity. Otherwise, the purchaser of our common shares from a non-U.S. Shareholder may be required to withhold 10% of the purchase price and remit this amount to the IRS. Our common shares currently are traded on the NASDAQ. We believe that we qualify under both the regularly traded and the domestically controlled qualified investment entity exceptions to withholding but we cannot provide any assurance to that effect.

Upon the death of a nonresident alien individual, that individual’s ownership of our common shares will be treated as part of his or her U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

Information Reporting Requirements and Backup Withholding Tax

U.S. Shareholders.  In general, information reporting requirements will apply to payments of distributions on our common shares and payments of the proceeds of the sale of our common shares, unless an exception applies. Further, a payee may be subject to backup withholding at a rate of up to 28% if:

  the payee fails to furnish a taxpayer identification number to the payer or to establish an exemption from backup withholding;
  the IRS notifies the payer that the taxpayer identification number furnished by the payee is incorrect;
  a notified payee has been under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code; or
  the payee has failed to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

Some shareholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s federal income tax and may entitle the shareholder to a refund, provided that the shareholder furnishes the required information to the IRS.

Non-U.S. Shareholders.  Generally, information reporting will apply to payments of distributions on our common shares, and backup withholding may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our common shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. Shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. Shareholder of our common shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. Shareholder’s foreign status and has no actual knowledge to the contrary.

Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these Treasury regulations varies depending on the shareholder’s particular circumstances, you should consult your tax advisor regarding the information reporting requirements applicable to you.

Other Tax Consequences

Tax Aspects of Our Investments in the Operating Partnership.  The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire that are treated as partnerships for federal income tax purposes, each individually referred to as a “Partnership” and, collectively, as “Partnerships.” The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships.  We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

  is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and
  is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% gross income test, with certain modifications that make it easier for the rents to qualify for the 90% passive income exception), gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership (excluding the operating partnership, which has more than 100 partners) should qualify for the private placement exclusion.

The operating partnership does not qualify for the private placement exclusion. While units of the operating partnership are not and will not be traded on an established securities market, and while the exchange rights of limited partners of the operating partnership are restricted by the agreement of limited partnership in ways that we believe, taking into account all of the facts and circumstances, prevent the limited partners from being able to buy, sell or exchange their limited partnership interests in a manner such that the limited partnership interests would be considered “readily tradable on a secondary market or the substantial equivalent thereof” under the PTP regulations, no complete assurance can be provided that the IRS will not successfully assert that the operating partnership is a publicly traded partnership.

As noted above, a publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership’s gross income for each taxable year in which the partnership is a publicly traded partnership consists of “qualifying income” under Section 7704 of the Code. “Qualifying income” under Section 7704 of the Code includes interest, dividends, real property rents, gains from the disposition of real property, and certain income or gains from the exploitation of natural resources. In addition, qualifying income under Section 7704 of the Code generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs. We believe the operating partnership has satisfied the 90% qualifying income test under Section 7704 of the Code in each year since its formation and will continue to satisfy that exception in the future. Thus, the operating partnership has not and will not be taxed as a corporation.

There is one significant difference, however, regarding rent received from related party tenants. For a REIT, rent from a tenant does not qualify as rents from real property if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of the tenant. Under Section 7704 of the Code, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively own 10% or more of the tenant.

Accordingly, we will need to monitor compliance with both the REIT rules and the publicly traded partnership rules. The operating partnership has not requested, nor does it intend to request, a ruling from the IRS that it will be treated as a partnership for federal income tax purposes. In the opinion of Pringle & Herigstad, which is based on the provisions of the limited partnership agreement of the operating partnership and on certain factual assumptions and representations made by us, the operating partnership has since its formation and will continue to be taxed as a partnership rather than a corporation. Pringle & Herigstad’s opinion is not binding on the IRS or the courts.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships (or disregarded entities, if the entity has only one owner or member) for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. See “– Requirements for Qualification – Income Tests” and “– Requirements for Qualification – Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “– Annual Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

Partners, Not the Partnerships, Subject to Tax.  A partnership is not a taxable entity for federal income tax purposes. We will therefore take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.

Partnership Allocations.  Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Contributed Properties.  Income, gain, loss, and deduction attributable to (a) appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership or (b) property revalued on the books of a partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss, referred to as “built-in gain” or “built-in loss,” is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Unless we as general partner select a different method, our operating partnership will use the traditional method for allocating items with respect to which there is a book-tax difference.

Basis in Partnership Interest.  Our adjusted tax basis in any partnership interest we own generally will be:

  the amount of cash and the basis of any other property we contribute to the partnership;
  increased by our allocable share of the partnership’s income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and
  reduced, but not below zero, by our allocable share of the partnership’s loss, the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.

Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to Partnerships.  The initial tax basis of property is the amount of cash and the basis of property given as consideration for the property. A partnership in which we are a partner generally will depreciate property for federal income tax purposes under the alternative depreciation system of depreciation, referred to as ADS. Under ADS, the partnership generally will depreciate (1) furnishings and equipment over a nine year recovery period using a straight line method and a mid-month convention, (2) buildings and improvements over a 40-year recovery period using a straight line method and a mid-month convention, and (3) land improvements such as landscaping and parking lots over a 20-year recovery period using a straight line method. The partnership’s initial basis in properties acquired in exchange for units of the partnership should be the same as the transferor’s basis in such properties on the date of acquisition. Although the law is not entirely clear, the partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the partnership, except to the extent that the partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed or revalued properties that results in our receiving a disproportionate share of such deductions.

Sale of a Partnership’s Property.  Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on contributed or revalued properties is the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with their percentage interests in the Partnership.

Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “– Requirements for Qualification – Income

Tests.” We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or the Partnership’s, trade or business.

State and Local Tax

We and our shareholders may be subject to state and local tax in various states and localities, including those in which we or they transact business, own property or reside. The tax treatment of us and our shareholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common shares.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTORS REAL ESTATE TRUST

By: /s/ Timothy P. Mihalick
Timothy P. Mihalick
Senior Vice President & Chief Operating Officer

Date:  December 13, 2007